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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS OF FTM DELAWARE AND ITS SUBSIDIARIES:

        We hereby consent to the use in this Registration Statement on Form S-4 of FTM Media, Inc., a Delaware corporation, of our report dated June 24, 1999 relating to the financial statements of Interactive Radio Group, Inc., a Delaware corporation, and FTM Media, Inc., a Colorado corporation, (then known as Redwood Broadcasting, Inc. and Subsidiary) at March 31, 1999, and for each of the three years in the period ended March 31, 1999, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


By: /s/ ROTENBERG & COMPANY, LLP
   -------------------------------
      Rotenberg & Company, LLP


Rochester, New York
December 28, 1999